Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT ANNOUNCES AMENDMENT OF TENDER OFFER
 AND INTERIM TENDER RESULTS

NEW YORK – August 3, 2009 – CIT Group Inc. (NYSE: CIT), a leading provider of financing to small businesses and middle market companies, today announced that, with the consent of the lenders’ steering committee for its recently announced $3 billion secured credit facility (the “Credit Facility”), it has amended its pending tender offer (the "Offer") for its $1 billion of Floating Rate Senior Notes due August 17, 2009 (the "Notes").
“We are pleased to announce a constructive resolution to the tender offer as we continue to make progress in the development and execution of a broad restructuring plan that positions CIT for the long-term,” said Jeffrey M. Peek, Chairman and CEO.
As a result of the amendment, holders of all Notes tendered prior to the expiration date at midnight, New York City time, at the end of Friday, August 14, 2009, will receive the amended purchase price of $875 in cash per $1,000 principal amount of Notes, as total consideration in the Offer. Previously, the purchase price, which included an early delivery payment, was $825 per $1,000 principal amount of Notes.
CIT announced that the amendment to the Offer also reduces the minimum tender condition to 58% of the Notes, an amount approximately equal to the number of Notes which pursuant to the Credit Facility the lenders are committed to tender and not withdraw. As of 5:00 p.m., New York City time, on Friday, July 31, 2009, CIT had received tenders for 64.97% of the Notes.
           The withdrawal deadline for the Offer has been extended until midnight, New York City time, at the end of Wednesday, August 5, 2009.  All other terms of the Offer remain unchanged.
Morgan Stanley & Co. Incorporated and BofA Merrill Lynch are the Dealer Managers for the Offer. D.F. King & Co., Inc. is the Depositary and Information Agent. Persons with questions regarding the Offer should contact Morgan Stanley & Co. Incorporated toll free at (800) 624-1808 or collect at (212) 761-5384 or BofA Merrill Lynch at (980) 388-4813, Attn. Debt Advisory Services. Requests for documents should be directed to D.F. King & Co., Inc. toll free at (800) 758-5880 or collect at (212) 269-5550. The terms and conditions of the Offer are set forth in the Offer to Purchase dated July 20, 2009, and the Supplement dated July 23, 2009, copies of which are available from the Information Agent.
Individuals interested in receiving future updates on CIT via e-mail can register at http://newsalerts.cit.com

About CIT
CIT (NYSE: CIT) is a bank holding company with more than $60 billion in finance and leasing assets that provides financial products and advisory services to small and middle market businesses. Operating in more than 50 countries across 30 industries, CIT provides an unparalleled combination of relationship, intellectual and financial capital to its customers worldwide. CIT maintains leadership positions in small business and middle market lending, retail finance, aerospace, equipment and rail leasing, and vendor finance. Founded in 1908 and headquartered in New York City, CIT is a member of the Fortune 500. www.cit.com

Cautionary Statement
This press release is for informational purposes only and is not an offer to purchase the Notes. The Offer is only being made pursuant to the offer to purchase and the related letter of transmittal. The Offer is not being made to holders of the Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of applicable federal securities laws that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “commence,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in this press release, other than statements of historical fact, including without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially. Important factors that could cause our actual results to be materially different from our expectations include, among others, CIT may need to seek protection under the US Bankruptcy Code, even if the tender offer is consummated, the risk that the $3 billion loan facility does not provide the liquidity that CIT is seeking due to material negative changes to CIT’s liquidity from draw down of loans by customers, the risk that CIT is unsuccessful in its efforts to effectuate a comprehensive restructuring of its liabilities, in which case CIT may be forced to seek bankruptcy relief. Accordingly, you should not place undue reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date on which the statements were made. CIT undertakes no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

CIT MEDIA RELATIONS:
C. Curtis Ritter
Vice President
Director of External Communications & Media Relations
(212) 461-7711
Curt.Ritter@cit.com

CIT INVESTOR RELATIONS:
Ken Brause
Executive Vice President
(212) 771-9650
ken.brause@cit.com